Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Corp. and

Energy Future Intermediate Holding Company

Announce Early Tender Results in Exchange Offers and

Receipt of Requisite Consents in Related Consent Solicitation

DALLAS – July 30, 2010 – Energy Future Holdings Corp. (“EFH Corp.”) today announced the results, as of 5:00 p.m., New York City time, on July 29, 2010 (the “Early Tender Date”), of the offers (the “Exchange Offers”) of its direct, wholly-owned subsidiary, Energy Future Intermediate Holding Company LLC (“EFIH”), and EFIH’s direct, wholly-owned subsidiary, EFIH Finance Inc. (“EFIH Finance” and, together with EFIH, the “Offerors”) to exchange the outstanding 11.250%/12.000% Senior Toggle Notes due 2017 and 10.875% Senior Notes due 2017 of EFH Corp. (collectively, the “Old Notes”) for up to $2.18 billion aggregate principal amount (subject to rounding) of 10.000% Senior Secured Notes due 2020 to be issued by the Offerors (the “New Senior Secured Notes”) and an aggregate of $500 million in cash (subject to rounding), upon the terms and subject to the conditions set forth in the preliminary prospectus relating to the Exchange Offers (the “Prospectus”) and the related Consent and Letter of Transmittal.

EFH Corp. also announced that as of 5:00 p.m., New York City time, on July 29, 2010 (the “Consent Date”), with respect to its concurrent solicitation (the “Consent Solicitation”) of consents (the “Consents”) from holders of the Old Notes to certain proposed amendments (the “Proposed Amendments”) to the indenture that governs the Old Notes (the “Old Notes Indenture”), that EFH Corp. had received the requisite Consents to adopt the Proposed Amendments. As discussed below, the supplemental indenture relating to the Proposed Amendments has been executed and delivered and Consents delivered pursuant to the Consent Solicitation may no longer be revoked.

1.	Early Tender and Consent Results

EFH Corp. was advised by the exchange agent for the Exchange Offers that, as of the Early Tender Date, which is also the Consent Date for the Consent Solicitation, a total of $4,469,868,133 aggregate principal amount of outstanding Old Notes, representing approximately 99.51% of the outstanding Old Notes, were validly tendered (and not validly withdrawn) in the Exchange Offers, and related Consents with respect to such Old Notes were validly delivered (and not validly revoked) in the Consent Solicitation.

Of the tendered Old Notes, as of the Early Tender Date, $1,776,033,000 aggregate principal amount of the outstanding 10.875% Senior Notes due 2017 of EFH Corp. (“Old Cash-Pay Notes”) had been validly tendered and not validly withdrawn and $2,693,835,133 aggregate principal amount of the outstanding 11.250%/12.000% Senior Toggle Notes due 2017 of EFH Corp. (“Old Toggle Notes”) had been validly tendered and not validly withdrawn.

Therefore, upon the terms and subject to the conditions of the exchange offers, the total consideration payable for each $1,000 principal amount of each issue of Old Notes validly tendered at or prior to the Early Tender Date (and not validly withdrawn prior to the Expiration Date (as defined below)) and accepted for exchange, will consist of:

- in the case of Old Cash-Pay Notes, cash consideration of $146.46 and $638.54 principal amount of New Senior Secured Notes, and

- in the case of Old Toggle Notes, cash consideration of $134.33 and $585.67 principal amount of New Senior Secured Notes.

The amount of cash and New Senior Secured Notes payable per $1,000 principal amount of Old Notes as set forth above will not be affected by proration and does not include the cash consent payment separately payable in respect to Consents validly delivered and not validly revoked as described below or accrued and unpaid interest, if any, payable with respect to the Old Cash-Pay Notes.

Based on the aggregate principal amount of Old Notes validly tendered (and not validly withdrawn) as of the Early Tender Date and assuming tendered Old Notes are not withdrawn, the amount of Old Notes accepted for exchange will be prorated. Assuming that no additional Old Notes are validly tendered after the Early Tender Date, no Old Notes that were validly tendered prior to the Early Tender Date are validly withdrawn prior to the Expiration Date, and the Offerors accept for exchange the maximum principal amount of Old Notes allowable under the terms and conditions of the Exchange Offers, the Offerors would accept for exchange in the Exchange Offers approximately 80.4% of the aggregate principal amount of the Old Cash-Pay Notes validly tendered (and not validly withdrawn) prior to the Early Tender Date and approximately 80.4% of the aggregate principal amount of the Old Toggle Notes validly tendered (and not validly withdrawn) prior to the Early Tender Date.

a.	Consent Solicitation

EFH Corp. has received Consents from holders of a majority of the outstanding aggregate principal amount of the Old Notes, voting together as a single class, which constitutes the requisite Consents to adopt the Proposed Amendments. The requisite Consents having been received, EFH Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee, have executed and delivered a supplemental indenture with respect to the Old Notes Indenture to effectuate the Proposed Amendments. The supplemental indenture will not become operative until immediately prior to the acceptance for exchange of Old Notes upon the terms and subject to the conditions set forth in the Prospectus. EFH Corp. will pay to each holder, in respect of such holder’s Old Notes as to which Consents were validly delivered and not validly revoked at or prior to the Consent Date, a cash consent payment of $2.50 per $1,000 principal amount of such Old Notes. Given the amount of Old Notes as to which Consents have been validly delivered (and not validly revoked), the aggregate amount of consent payments payable in relation to the Consent Solicitation is approximately $11,174,670. If all holders of Old Notes had validly delivered (and not validly revoked) Consents to the Proposed Amendments at or prior to the Consent Date, the aggregate maximum amount of consent payments payable would have been approximately $11,230,000.

Any Old Notes not tendered and accepted for exchange in the Exchange Offers, including Old Notes withdrawn from the Exchange Offers after the Consent Date, will remain outstanding and the holders thereof will be bound by the terms of the Old Notes Indenture, as modified by the Proposed Amendments. The Proposed Amendments will, among other things, eliminate substantially all of the restrictive covenants contained in the Old Notes Indenture and the Old Notes, eliminate certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions. As described in the Prospectus, execution and delivery of the Consent and Letter of Transmittal constitutes an express waiver by a consenting holder of the Old Notes with respect to all claims against EFH Corp., the guarantors of the Old Notes and certain affiliates of EFH Corp. of any breach, default or event of default that may have arisen under the Old Notes Indenture. At this time, EFH Corp. is not aware of any such breaches, defaults or events of default.

b.	Consideration Payable in the Exchange Offers

As described in the Prospectus, the aggregate amount of cash payable in the Exchange Offers, excluding the cash consent payments payable with respect to Consents received at or prior to the Consent Date and accrued and unpaid interest, if any, payable with respect to the Old Cash-Pay Notes, is $500 million (subject to rounding), which aggregate amount may be reduced as a result of proration, if any, or withdrawals after the Early Tender Date of Old Notes that previously were validly tendered (and not validly withdrawn) at or prior to the Early Tender Date. The amount of cash consideration payable for each $1,000 principal amount of Old Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date has been determined as described in the Prospectus and is as set forth above. Based on the reported aggregate principal amount of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date, the percentage of the total consideration payable for each $1,000 principal amount of each issue of Old Notes that consists of cash consideration will be approximately 18.657%.

All holders whose Old Cash-Pay Notes are accepted for exchange will receive an amount equal to accrued and unpaid interest, if any, in cash, from the last applicable interest payment date to, but not including, the settlement date for the Exchange Offers. Holders whose Old Toggle Notes are accepted for exchange will not separately receive any accrued and unpaid payment-in-kind interest with respect to such Old Toggle Notes because the amount of such accrued interest through the anticipated settlement date for the Exchange Offers has been included in determining the consideration being offered in the Exchange Offers for the Old Toggle Notes. If the settlement date occurs later than August 17, 2010, then the consideration being offered in the Exchange Offers for the Old Toggle Notes will be adjusted to account for the additional interest accrued after such date to, but not including, the settlement date.

As described in the Prospectus, the consideration payable (the “Exchange Consideration”) with respect to Old Notes that are validly tendered (and not validly withdrawn) after the Early Tender Date and at or prior to the Expiration Date and accepted for exchange will consist solely of New Senior Secured Notes, and no cash consideration will be payable with respect to such Old Notes. The Exchange Consideration payable in respect of each $1,000 principal amount of Old Cash-Pay Notes validly tendered (and not validly withdrawn) after the Early Tender Date and at or prior to the Expiration Date and accepted for exchange will consist of $735.00 principal amount of New Senior Secured Notes. The Exchange Consideration payable in respect of each $1,000 principal amount of Old Toggle Notes validly tendered (and not validly withdrawn) after the Early Tender Date and at or prior to the Expiration Date and accepted for exchange will consist of $670.00 principal amount of New Senior Secured Notes.

2.	Additional Terms of the Exchange Offers

As described in the Prospectus, the Exchange Offers will expire at midnight, New York City time, on August 12, 2010 (such time and date, as it may be extended by the Offerors, the “Expiration Date”). The Exchange Offers are subject to the satisfaction or waiver of a number of conditions as set forth in the Prospectus. The terms of the Exchange Offers are described more fully in the Prospectus and the related Consent and Letter of Transmittal. The Exchange Offers constitute a single offer for the Old Notes and the conditions to the Exchange Offers will be satisfied or waived with respect to the offers for both series of Old Notes. Old Notes of both issues will be exchanged if Old Notes of either issue are exchanged.

3.	Additional Information

The Offerors filed a registration statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) relating to the Exchange Offers and the Consent Solicitation with the SEC on July 16, 2010. The Registration Statement has not yet become effective and the New Senior Secured Notes may not be issued, nor may the Exchange Offers be completed, until such time as the Registration Statement has been declared effective by the SEC and is not subject to a stop order or any proceedings for that purpose.

We urge holders to read the Prospectus prior to making a decision to tender any of their Old Notes or otherwise make an investment decision with respect to the New Senior Secured Notes because it contains important information regarding the Exchange Offers and the Consent Solicitation.

Copies of the Prospectus, which is contained in the Registration Statement, and the related Consent and Letter of Transmittal are available to all holders of Old Notes free of charge and may be obtained from Global Bondholder Services Corporation, the Information Agent for the Exchange Offers, at (866) 387-1500 (U.S. toll free) or (212) 430-3774. Citi and Goldman, Sachs & Co. are acting as the lead dealer managers in connection with the Exchange Offers and the lead solicitation agents in connection with the Consent Solicitation, and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., and Morgan Stanley & Co. Incorporated are also acting as dealer managers and solicitation agents, in each case, as described in the Prospectus. For additional information, you may contact Citi at (800) 558-3745 (U.S. toll free) or (212) 723-6106 (collect) or Goldman, Sachs & Co. at (800) 828-3182 (U.S. toll free) or (212) 902-5183 (collect). The Prospectus and the related Consent and Letter of Transmittal are also available free of charge at the SEC’s website at www.sec.gov.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

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About EFH Corp.

EFH Corp. is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with more than 2 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has 18,300 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. EFH Corp.’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points, 102,000 miles of distribution conductors and 15,000 miles of transmission lines. While EFH Corp. indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH Corp.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to various risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations. All statements, other than statements of historical facts, that are included in this press release that address activities, events or developments that EFH Corp. or the Offerors expect or anticipate to occur in the future, including the Exchange Offers (often, but not always, through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projection,” “target,” “goal,” “objective,” and “outlook”), are forward-looking statements. Although EFH Corp. and the Offerors believe that in making any such forward-looking statement their expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors in the Prospectus and EFH Corp.’s and EFIH’s reports filed with the SEC (including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” contained therein).

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